                                                                    EXHIBIT 10.2



                              MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT (this "Agreement") is made effective as of May 1, 1996, regardless of its date of execution, between BACE Industries, LLC, a Colorado limited liability company ("BI"), and RentX Industries, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         The Company was formed to acquire, own and operate various rental businesses previously acquired and other assets which it may acquire in the future. BI and the Company have agreed that BI's business expertise will be valuable to the Company in managing its business, and that such expertise is important to the Company's success. BI and the Company desire to set forth their understanding pursuant to which BI has agreed to provide certain management services to the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                I.  DEFINITIONS

         For purposes of this Agreement, the following terms shall be defined as follows:

                 1.1 Adjusted Income means the consolidated net income of the Company for any fiscal year, as reflected on the audited financial statements of the Company for such fiscal year, increased by (i) non-recurring or extraordinary expenses, including, without limitation, for acquisitions, mergers, financings (including, without limitation, public debt or stock offerings), casualty losses (net of insurance proceeds) and facility moves,
(ii) taxes, (iii) amortization (other than amortization relating to debt), (iv) expenses in excess of the fair market value of services actually rendered paid by the Company to selling shareholders of entities acquired by, or whose assets are acquired by, the Company in the future, (v) all payments by the Company to BI for Fixed Management Fees or expense reimbursements, (vi) in the first 12 months after the date of this Agreement only, all compensation expense for the Chief Executive Officer and Chief Financial Officer/Executive Vice President of the Company and (vii) losses on dispositions of assets outside of the ordinary course of business, and reduced by (x) non-recurring or extraordinary income (including, without limitation, such income arising from the items specified in clause (i) above) and (y) gains on dispositions of assets outside of the ordinary course of business.

                 1.2 Affiliate means a person or entity which controls, is controlled by, or is under common control with another person or entity.

                 1.3 Fixed Management Fee means an annual amount based on the Company's sales run rate determined per the following table (subject to annual adjustment as provided below):

                    Sales                            Fixed
                 Run Rate                     Management Fee
                 ------------                 --------------
               Less than $15 million           $150,000
                   15 Million                   175,000
                   20 Million                   200,000
                   50 Million                   250,000
                   75 Million                   300,000

The Company's sales run rate means the Company's sales for the 12-month period ending with the month preceding the month for which a payment of Fixed Management Fee is being calculated. For that purpose, the Company's sales shall be deemed to include the sales of all entities acquired, or whose assets are acquired, by the Company prior to the date of acquisition (excluding any sales relating to portions of such entities or their assets which are not so acquired), even though the Company was not in existence or did not own the acquired entity when those sales occurred. If the Company opens a new start-up store, for purposes of computing the Company's sales run rate as of the end of any month during the first 12 months after the opening of the new store, the new store shall be deemed to have had sales during the 12-month period ending with that month equal to 80% of the cumulative cost of all rental equipment acquired by, transferred to or utilized by the new store as of the last day of that month, notwithstanding the level of actual sales. For purposes of computing the Company's sales run rate as of the end of the 13th through the 23rd month after the opening of the new store, the new store shall be deemed to have had sales during each of the first 12 months after opening equal to 80% of the cumulative cost of all rental equipment acquired by, transferred to or utilized by the new store as of the last day of the 12th month after opening, divided by 12, notwithstanding the actual level of sales. Sales for the 13th and each subsequent month shall be actual sales of the new store in such month. The month in which a new store is opened shall be treated as a full month after opening.

                 In January 1997, the annual amounts of the Fixed Management Fee reflected in the foregoing table should be increased by a proportion equal to the proportionate increase in the Index released in January 1997 over the Index released in January 1996. In January of each succeeding year during the term of this Agreement, the annual amounts of the Fixed Management Fee established in January of the preceding year shall be increased by a proportion equal to the proportionate increase in the Index released in January of that year over the Index released in January of the preceding year. If the Index shall have decreased, the Fixed Management Fee shall not decrease.

                 1.4 Variable Fee means 50% of the amount by which the Adjusted Income for any fiscal year exceeds the Minimum Hurdle for that fiscal year; provided, however, that the Variable Fee for any fiscal year shall not exceed the amount of the Fixed Management Fee paid for that fiscal year.

                 1.5 Index means the Consumer Price Index - All Urban Consumers, All Items for the Denver-Boulder metropolitan area, as released from time to time.

                 1.6 Minimum Hurdle for each fiscal year means 25% of the average equity capital that has been invested in the Company during that fiscal year. For example, if $5,000,000 had been invested in the Company prior to the beginning of a particular fiscal year and an additional $2,000,000 was invested half-way through that year, the average equity capital for the year would be $5,000,000 + ($2,000,000 / 2) = $6,000,000 and the Minimum Hurdle would be
$1,500,000. For that purpose, the first fiscal year of the Company shall be deemed to include the 12-month period ending with the last day of such fiscal year, even though the Company was not in existence throughout that period.

                            II.  MANAGEMENT SERVICES

                 BI shall provide management level consulting services concerning business planning, acquisitions, financing and other management matters to the Company consistent with policies established by the Company's Board of Directors (the "Board"), and shall report to the Board. BI and its partners, employees and agents who provide services to the Company pursuant to this Agreement shall be independent contractors as to the Company, and not its employees. As independent contractors, neither BI nor its partners, agents or employees shall, unless otherwise expressly granted by the Company's Board of Directors, have the right or authority to execute documents in the name of the Company or to otherwise bind the Company; provided, however, that nothing contained in this Article II shall limit or diminish any rights or powers which any such partners, employees or agents may have as directors or officers of the Company.

                               III.  COMPENSATION

                 3.1 Compensation. BI shall be entitled to receive from the Company on the first day of each calendar month a payment of the Fixed Management Fee equal to 1/12th of the annual amount thereof then in effect based on the Company's sales run rate for the 12-month period ending with the preceding month. Within 90 days after the end of each fiscal year, BI shall be entitled to receive the Variable Fee, if any, for that fiscal year. If the Company does not have aggregate debt financing and debt financing commitments totaling $35 million on or before May 1, 1997, the structure and amounts of BI's compensation hereunder will be renegotiated to the mutual satisfaction of the Board of Directors of the Company and BI. The Company's obligation to make payment of the Variable Fee to BI shall be suspended during any period during which there exists an Event of

Default pursuant to Section 6.1(a) or (b) of the Investment Agreement dated as of May 15, 1996 between the Company and the investors named therein, as amended from time to time (the "Investment Agreement"), or a failure by the Company, following demand given pursuant to Section 6.1 of the Investment Agreement, to redeem the preferred stock of the Company; provided, however, that the Company's obligation with respect to such compensation shall accrue during such suspension and be payable immediately upon termination of such suspension.

                 3.2 Benefits and Expense Reimbursement. The Company shall reimburse BI and its members and employees who perform services for or on behalf of the Company hereunder for all reasonable out-of-pocket costs incurred by them, including out-of-pocket costs incurred prior to the date hereof. The Company shall provide health, medical, dental, disability and other similar insurance benefits for up to four members or employees of BI who are providing services for the Company hereunder on the same basis as provided to Company officers.

                                   IV.  TERM

                 4.1 Term. Unless previously terminated by mutual agreement of the parties or unless terminated by the Company for cause pursuant to Section 4.2, this Agreement shall continue until the earliest to occur of the following events: (i) if Richard M. Tyler ("Tyler") and Craig J. Zoellner ("Zoellner"), or their respective Affiliates, spouses, children and trusts, do not own a number of shares of the Company's stock equal to at least one-third of the number of shares owned by BACE Investments, LLC ("Investments") as of the date hereof; (ii) the Company sells all or substantially all of its assets on a consolidated basis in any single transaction or series of related transactions for cash to a person or entity that is not an Affiliate; (iii) the Company is acquired for cash by a person or entity that is not an Affiliate of BI, including without limitation, through the purchase for cash of all or substantially all of the Company's outstanding stock or through a cash merger or consolidation; or (iv) the Company files, or there is filed against the Company, a proceeding under Chapter 11 of the Federal Bankruptcy Code.

                 4.2 Termination for Cause. The Company may terminate this Agreement for cause if (i) BI or any member, employee or authorized agent of BI commits gross negligence in the performance of BI's duties hereunder,
(ii) BI or any member, employee or authorized agent of BI willfully engages in any improper activity which is contrary to the best interests of the Company,
(iii) BI or any member, employee or authorized agent of BI willfully violates or disregards written instructions from the Board with respect to BI's duties hereunder, (iv) BI or any member, employee or authorized agent of BI engages in any activity which has a material adverse effect upon the Company or its business, (v) if BI commits a material breach of a material provision of this Agreement, or (vi) if Tyler and Zoellner both cease to be members in, or otherwise own equity in, BI. BI shall be given 10 days' notice of any action which the Company deems to be cause for termination hereunder and BI shall be terminated only if BI fails to cure such action or offense within such 10-day period or repeats or continues the action or offense after such notice. If the action or offense was taken or committed by an employee or authorized agent of BI without BI's express authorization or actual prior knowledge, solely for the purpose of determining the Company's right to terminate this Agreement under this Section 4.2, BI shall be deemed to have cured the action or offense if it replaces the employee or agent within the 10-day period.

                               V.  NONCOMPETITION

                 BI expressly covenants and agrees that, during the term of this Agreement and for one year thereafter, neither BI nor any member of BI will, directly or indirectly, as an officer, agent, principal, employee, consultant, or otherwise, engage in any activity which, at that time, competes to a material extent with the Company. Nothing herein will preclude BI or any member from acquiring or holding securities representing less than 5% of the outstanding securities of any class of equity security registered under the Securities Exchange Act of 1934, as amended, or from engaging in any Non-RentX Activities (as defined in the Stockholders Agreement dated as of May 15, 1996, as amended from time to time, among the Company and the other parties named therein) unless the consent of Investments, Tyler, Zoellner or at least one director designated by Investments pursuant to such Stockholders Agreement, so long as Investments is permitted to make such designation, has been given in connection with the determination by the Company to engage in such activities.

                    VI.  CONFIDENTIALITY AND NON-DISCLOSURE

                 BI acknowledges that information, observations and data obtained by BI and its partners and other personnel during the term of this Agreement concerning the business or affairs of the Company (the "Confidential Information") are the property of the Company. BI will not disclose to any person or use for its own account any Confidential Information without the written consent of the Board. Nothing herein shall prevent the disclosure of Confidential Information (i) which becomes generally known to and available for use by the public other than as a result of a disclosure by BI, (ii) with respect to which BI's duty of confidentiality is waived by the Company, (iii) if required by applicable law, regulation or order of any governmental agency or court of competent jurisdiction, (iv) which was known to the public when received by BI or (v) which is lawfully obtained by BI from other sources. BI agrees that upon termination of this Agreement, it will deliver to the Company all memoranda, notes, plans, records, reports and other documents containing Confidential Information, and all copies thereof, that BI may then possess or have under its control. The obligations set forth in this Article VI shall continue for a period of two years following the termination of this Agreement.

                            VII.  GENERAL PROVISIONS

                 7.1 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. BI may not assign any of its rights or obligations hereunder, except to an Affiliate.

                 7.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt if given by telecopier, or three days after being deposited in the United States mail, certified mail, return receipt requested, postage prepaid, as follows:

                          To the Company:
                          ---------------

                          RentX Industries, Inc.
                          1522 Blake Street
                          Denver, Colorado 80202
                          Attn: Gary Kulesza
                          Telecopier: (303) 620-9016

                          To BI:
                          ------

                          BACE Industries, LLC
                          1522 Blake Street
                          Denver, CO  80202
                          Attn:  Richard M. Tyler
                          Telecopier: (303) 620-9016

or to such other address as either party shall have specified by notice in writing to the other party.

                 7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                 7.4 Complete Agreement. This Agreement embodies the complete Agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which relate to the subject matter hereof.

                 7.5 CHOICE OF LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF COLORADO.

                 7.6 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of the provisions of this Agreement and to exercise all other rights in its favor at law or in equity. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Articles V and VI of this Agreement and that any party may in its sole discretion apply for specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of Article V or VI.

                 7.7 Amendments and Waivers. This Agreement may be amended only pursuant to a duly authorized written agreement signed by all of the parties hereto. No waiver of rights hereunder shall be effective unless such waiver is set forth in writing signed by the party whose rights are being waived.

                 7.8 Arbitration. Any disputes arising under this Agreement, including, without limitation, those involving claims for specific performance or injunctive relief, shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Denver, Colorado, before a single arbitrator selected by BI and the Company, or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by BI, one selected by the Company and the third selected by the two arbitrators. Failing the selection of any required arbitrator, the selection shall be made by the American Arbitration Association. The award of the arbitrators shall be final and binding and judgment on the award may be entered by any court of competent jurisdiction. This submission and agreement to arbitrate shall be specifically enforceable.

                 7.9 Attorneys' Fees. The prevailing party or parties in any arbitration or in any action to enforce or interpret this Agreement shall be entitled to all reasonable out-of-pocket costs and expenses, including fees of the arbitrators and reasonable attorneys' fees, incurred in connection therewith.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              RENTX INDUSTRIES, INC.


                              By: /s/ CRAIG J. ZOELLNER
                                  ---------------------------------------------
                                  Its Vice President
                                     ------------------------------------------
                                  Date:        May 15                   , 1996
                                       ---------------------------------


                              BACE INDUSTRIES, LLC


                              By:   /s/ CRAIG J. ZOELLNER
                                  ---------------------------------------------
                                  Craig J. Zoellner, Member
                                   Date:       May 15                   , 1996
                                        --------------------------------

                              By:   /s/ RICHARD M. TYLER
                                  ---------------------------------------------
                                  Richard M. Tyler, Member
                                  Date:        May 15                   , 1996
                                       ---------------------------------

                                FIRST AMENDMENT
                                       TO
                              CONSULTING AGREEMENT

                 This First Amendment is made effective as of the 1st day of August, 1997 (the "Effective Date"), regardless of the actual date of execution, by and between BACE Industries, LLC, a Colorado limited liability company ("BI"), and RentX Industries, Inc. a Delaware corporation (the "Company").

                                    RECITALS

A. BI and the Company are party to a Management Agreement dated as of May 1, 1996 (the "Agreement"), whereunder BI provides consulting services to the Company for a fee consisting of a Fixed Management Fee and a Variable Fee (terms capitalized but not defined herein are used as defined in the Agreement). The Variable Fee for each year is currently based on the relationship between the Company's Adjusted Income and a specified Minimum Hurdle return on the amount of equity capital invested in the Company.

B. Because BI has little or no involvement in ongoing operations of the Company, and to more closely align BI's incentive Variable Fee with those matters more directly subject to BI's influence and responsibilities (i.e. acquisitions), the parties wish to modify the formula for computing the Variable Fee under the Agreement.

                                   AGREEMENT

                 In consideration of the premises, and the mutual covenants contained herein, the parties agree as follows effective as of the Effective
Date:

1. CONSULTING AGREEMENT. The name of the Agreement is changed from "Management Agreement" to "Consulting Agreement" and all references in the Agreement to "management services" and "Fixed Management Fee" are changed to "consulting services" and "Fixed Consulting Fee."

2. VARIABLE FEE FOR SUBSEQUENT YEARS. The Agreement is hereby amended as follows:

         a. Definition of Acquired Business. Section 1 of the Agreement is amended by adding thereto the following new Section 1.7:

                 1.7 Acquired Business means any business which is acquired (whether by acquisition of stock or assets, by merger or otherwise) by the Company.

         b. Definition of Cumulative Adjusted EBITDA. Section 1 of the Agreement is amended by adding thereto the following new
                 Section 1.8:

                 1.8 Cumulative Adjusted EBITDA means the sum of the Adjusted EBITDA for all Acquired Businesses which are acquired during the period in respect of which the Variable Fee is being determined; provided, however, that for purposes of calculating the Variable Fee payable in respect of the fiscal year ending January 31, 1998 the Cumulative Adjusted EBITDA shall be the sum of the Adjusted EBITDA for all Acquired Businesses acquired by the Company from August 1, 1997 through January 31, 1998, not to include A-1 Rent All, Inc., A-1 Rent All of Marshall, Inc. (Tyler), Mer-Cal Enterprises, Inc. (Duncan) or Pullman Rentals, Inc.
                          (Sun).

         c. Definition of Adjusted EBITDA. Section 1.1 of the Agreement is amended to read in its entirety as follows:

                 1.1 Adjusted EBITDA means the Adjusted EBITDA of the Acquired Business for the trailing 12 months prior to the Company's decision to acquire the Acquired Businesses, as reflected on the Comparison of Target's Historical Performance to Projected Single Store Analysis of the Acquired Business prepared in connection with the acquisition of such Acquired Business (which shall be in substantially the form of Exhibit A), as reasonably determined by management of the Company on a basis consistent with practice prior to the Effective Date.

         d. Definition of Variable Fee. Section 1.4 of the Agreement is amended to read in its entirety as follows:

                 1.4 Variable Fee for any fiscal year means an amount equal to the Fixed Management Fee payable in that fiscal year if the Cumulative Adjusted EBITDA for that fiscal year equals or exceeds the applicable Target Adjusted EBITDA. If the Cumulative Adjusted EBITDA for that fiscal year is less than or equal to 85% of the applicable Target Adjusted EBITDA the Variable Fee shall be zero. If the Cumulative Adjusted EBITDA for that fiscal year is between 85% and 100% of the applicable Target Adjusted EBITDA, the Variable Fee shall be a portion of the Fixed Management Fee payable to BI for that year which is linearly proportional to the amount by which such percentage of the Target Adjusted EBITDA exceeds 85%. For example, if the Cumulative Adjusted EBITDA for a fiscal year were 86% of the Target Adjusted EBITDA, the Variable Fee would equal 1/15th of the Fixed Management Fee payable in that fiscal year.

         e. Definition of Target Adjusted EBITDA. Section 1.6 of the Agreement is amended to read in its entirety as follows:

                 1.6 Target Adjusted EBITDA means $5,572,672 for fiscal year ending January 31, 1998. The Target Adjusted EBITDA for subsequent fiscal years shall be reasonably determined in good faith by the Company, subject to approval by the Board of Directors, at least 45 days prior to the start of each such fiscal year. The Target Adjusted EBITDA for each subsequent fiscal year shall be consistent with the budget for that fiscal year approved and adopted by the Board of Directors. The Company shall also base bonuses for its management in meaningful part on the Target Adjusted EBITDA.

3. BENEFITS AND EXPENSE REIMBURSEMENT. The last sentence of Section 3.2 of the Agreement is hereby amended to read in its entirety as follows:

                 The Company shall provide health, medical, dental, disability and other similar insurance benefits for four members or employees of BI who are providing services for the Company hereunder on the same basis as provided to Company officers and shall provide such benefits to such additional members or employees of BI who provide services for the Company hereunder as may be approved by Company management, such approval not to be unreasonably withheld.

4. ADDRESS FOR NOTICE. Until subsequently changed as provided in this Agreement, the Company's address for purposes of Section 7.2 of the Agreement shall be:

                 RentX Industries, Inc.
                 6000 East Evans Avenue, Suite 2-300
                 Denver, Colorado 80222
                 Attention:  Arnold A. Bernstein
                 Facsimile:  (303) 782-5470

5. NO OTHER AMENDMENT. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have entered into this First Amendment effective as of the Effective Date regardless of the actual date of execution.

                                                   RENTX INDUSTRIES, INC.



July 30          , 1997                    By:/s/ Arnold A. Bernstein
-----------------                             ---------------------------------
                                           Its:  President-CEO
                                               --------------------------------




                                                   BACE INDUSTRIES, LLC



July 30          , 1997                    By:/s/ Craig J. Zoellner
-----------------                             ---------------------------------
                                           Its:  Member
                                               --------------------------------

                                   Exhibit A
                             RentX Industries, Inc.
                     Proposed Acquisition of ______________
      Comparison of Target's Performance to Project Single Store Analysis

                                                        --------------------------------------------------------------------
                                                                                Twelve Months Ended
                                                        --------------------------------------------------------------------
                                                          _____                   _____      _____      Adjusted  Projected
                                                          Actual                 Adjusted   Adjusted   (__stores)   Single
                                                        (__stores)  Adjustments  (stores)    (__(%)     Per Store   Store
                                                        --------------------------------------------------------------------
Revenues
         Rental Revenue                                    0.00        0.00        0.00       0.00%           0.00  562,145
         Sale of Merchandise                               0.00        0.00        0.00       0.00%           0.00  108,910
         Delivery Revenues                                 0.00        0.00        0.00       0.00%           0.00   30,690
         Equipment Sales & Miscellaneous Revenues          0.00        0.00        0.00       0.00%           0.00   53,571
         Damage Waiver, Labor, Etc.                        0.00        0.00        0.00       0.00%           0.00   47,782
                                                           ----        ----        ----       -----           ----  -------

                 Total Revenues                            0.00        0.00        0.00       0.00%           0.00  803,098

Cost of Rentals & Sales
         Cost of Equipment Sold                            0.00        0.00        0.00       0.00%           0.00   35,714
         Cost of Merchandise                               0.00        0.00        0.00       0.00%           0.00   65,346
         Cost of Expensed Rental Equipment                 0.00        0.00        0.00       0.00%           0.00    o
         Commission Rentals                                0.00        0.00        0.00       0.00%           0.00    6,746
         Depreciation                                      0.00        0.00        0.00       0.00%           0.00   74,813
         Equipment Repair & Maintenance                    0.00        0.00        0.00       0.00%           0.00   50,595
         Equipment Licensing:                              0.00        0.00        0.00       0.00%           0.00    6,000
         Store Labor, burdened                             0.00        0.00        0.00       0.00%           0.00  214,384
         Employee Benefits & Training                      0.00        0.00        0.00       0.00%           0.00    o
         Shop Supplies & Uniforms                          0.00        0.00        0.00       0.00%           0.00    8,031
         Freight & Delivery:                               0.00        0.00        0.00       0.00%           0.00    7,495
         Facility:                                         0.00        0.00        0.00       0.00%           0.00   75,000
                                                           ----        ----        ----       -----           ----  -------

                 Total Cost of Rentals & Sales             0.00        0.00        0.00       0.00%           0.00  544,123

Store Contribution                                         0.00        0.00        0.00       0.00%           0.00  258,974
         Store Contribution %                              0.00        0.00        0.00       0.00%           0.00   32.25%
         Store Contribution % before depreciation,
           leasing & small tools                           0.00        0.00        0.00       0.00%           0.00   41.56%

Operating Expenses
         Selling, Marketing & Advertising                  0.00        0.00        0.00       0.00%           0.00   16,062
         General & Administrative Expenses
                 Salaries, burdened:                       0.00        0.00        0.00       0.00%           0.00   30,000
                 Employee Benefits & Training:             0.00        0.00        0.00       0.00%           0.00    -
                 Professional Fees                         0.00        0.00        0.00       0.00%           0.00    3,000
                 Insurance:                                0.00        0.00        0.00       0.00%           0.00   16,062
                 Office Expense:                           0.00        0.00        0.00       0.00%           0.00   18,964
                 Credit Card Fees                          0.00        0.00        0.00       0.00%           0.00    -
                 Travel:                                   0.00        0.00        0.00       0.00%           0.00    8,031
                 Bad Debts                                 0.00        0.00        0.00       0.00%           0.00    6,023
         Profit Sharing & Bonus                            0.00        0.00        0.00       0.00%           0.00        -
                                                           ----        ----        ----       -----           ----  -------


Total Operating Expenses                                   0.00        0.00        0.00       0.00%           0.00   98,142

Operating Income                                           0.00        0.00        0.00       0.00%           0.00  160,833
         Operating Income %                               0.00%                   0.00%                      0.00%   20.03%

EBITDA                                                     0.00        0.00        0.00                       0.00  235,645
         EBITDA %                                         0.00%                   0.00%                      0.00%   29.34%

---------------------------------------------------------------------------------------------------------------------------
 Adjusted EBITDA                                                                   0.00                       0.00  235,645
 Adjusted EBIT:                                                                    0.00                       0.00  187,500
 Purchase Price                                                                    0.00                       0.00  843,750
                                                                                   ----                       ----  -------
 Multiple over Adjusted EBIT                                                       0.00                       0.00    4,500
 Multiple over Adjusted EBITDA                                                     0.00                       0.00    3,581
----------------------------------------------------------------------------              -------------             -------



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